Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED UNDER SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934, AS AMENDED
Our Class A common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended.
DESCRIPTION OF CAPITAL STOCK
Our authorized capital stock consists of 750,000,000 shares of Class A common stock, $0.000005 par value per share, 150,000,000 shares of Class B common stock, $0.000005 par value per share, 900,000,000 shares of common stock, $0.000005 par value per share, and 100,000,000 shares of undesignated preferred stock, $0.0001 par value per share. No shares of common stock will be issued or outstanding until the date on which the number of outstanding shares of our Class B common stock represents less than 10% of the aggregate combined number of outstanding shares of our Class A common stock and Class B common stock, at which time all outstanding shares of our Class A common stock and Class B common stock will automatically convert into shares of common stock.
The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you and is qualified in its entirety by reference to our restated certificate of incorporation and restated bylaws, which are included as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2019, and to the applicable provisions of Delaware law.
Unless we indicate otherwise or the context requires, references to the “company,” “we,” “our,” “ours,” and “us” refer to Inovalon Holdings, Inc.
Class A and B Common Stock
Voting Rights
Holders of our Class A common stock and Class B common stock have identical voting rights, except that holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to 10 votes per share. Holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, except that there will be separate votes of holders of shares of our Class A common stock and Class B common stock in the following circumstances:

•	if we propose to treat the shares of a class of our stock differently with respect to any dividend or distribution of cash, property, or shares of our stock paid or distributed by us;

•	if we propose to treat the shares of a class of our stock differently with respect to any subdivision or combination of the shares of a class of our stock; or

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if we propose to treat the shares of a class of our stock differently in connection with a change of control with respect to any consideration into which the shares are converted or any consideration paid or otherwise distributed to our stockholders.

Under our restated certificate of incorporation, we may not increase or decrease the authorized number of shares of Class A common stock or Class B common stock without the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of Class A common stock and Class B common stock.
Under our restated certificate of incorporation, we may not issue any shares of Class B common stock, other than upon exercise of options, warrants, or similar rights to acquire shares of Class B common stock outstanding at the time of this offering and in connection with stock dividends and similar transactions, unless that issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock.
Dividend Rights
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Class A and Class B common stock are entitled to share equally, identically and ratably, on a per share basis, with respect to any dividend or distribution of cash, property or shares of our capital stock paid or distributed by the company, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class. In the event a dividend or distribution is paid in the form of shares of Class A common stock or Class B common stock or rights to acquire shares of stock, the holders of Class A common stock will receive Class A common stock, or rights to acquire Class A common stock, and the holders of Class B common stock will receive Class B common stock, or rights to acquire Class B common stock.

No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions, except for the conversion provisions of our Class B common stock discussed below.
Right to Receive Liquidation Distributions
Upon our liquidation, dissolution or winding-up, the holders of Class A common stock and Class B common stock will be entitled to share equally, ratably, and identically, on a per share basis, in all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock, unless different treatment of the shares of such class is approved by the affirmative vote of the holders of the majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.
Conversion
Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain transfers described in our restated certificate of incorporation, including, without limitation, transfers for tax and estate planning purposes, so long as the transferring holder of Class B common stock continues to hold exclusive voting and dispositive power with respect to the shares transferred, and transfers to persons or entitities who are Class B stockholders at the time of the transfer. Also, each share of Class B common stock held of record by a natural person, other than a natural person who held the shares as of our initial public offering, will convert automatically into one share of Class A common stock upon the death of the holder. Once converted into Class A common stock, a share of Class B common stock may not be reissued.
Upon the date on which the number of outstanding shares of Class B common stock represents less than 10% of the aggregate combined number of outstanding shares of Class A common stock and Class B common stock or upon a two-thirds vote by all holders of Class B common stock, all outstanding shares of Class A common stock and Class B common stock will convert automatically into a single class of common stock, and no additional shares of Class A common stock or Class B common stock will be issued.
Anti-Takeover Provisions
So long as the outstanding shares of our Class B common stock represent at least 10% of the combined number of our outstanding shares of Class A common stock and Class B common stock, the holders of the shares of our Class B common stock will effectively control all matters submitted to our stockholders for a vote, as well as the overall management and direction of our company. The voting power of our Class B common stockholders could have the effect of delaying, deferring or discouraging another person from acquiring control of our company.
After such time as the shares of our Class B common stock no longer represent at least 10% of the combined number of our outstanding shares of Class A common stock and Class B common stock, certain provisions of our restated certificate of incorporation and our restated bylaws will become effective. Those provisions, together with certain provisions of Delaware law, may further have the effect of delaying, deferring or discouraging another person from acquiring control of our company.
Delaware Law
We are governed by the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation's assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation's outstanding voting stock, unless:

•	the transaction is approved by the board of directors prior to the time that the interested stockholder became an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock owned by directors who are also officers of the corporation; or

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subsequent to such time that the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may "opt out" of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Restated Certificate of Incorporation and Restated Bylaw Provisions
Our restated certificate of incorporation and our restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our company, some of which are effective today and others of which will become effective after such time as the shares of our Class B common stock no longer represent at least 10% of the combined number of our outstanding shares of Class A common stock and Class B common stock, including the following:

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Dual Class Stock.  As described above in "- Class A and B Common Stock - Voting Rights," our restated certificate of incorporation provides for a dual class common stock structure, which provides holders of our Class A common stock with one vote per share and holders of our Class B common stock with 10 votes per share, giving holders of our Class B common stock the ability to control the outcome of matters pertaining to change in control matters, even if they own significantly less than a majority of the shares of our outstanding Class A and Class B common stock. As a result, our executive officers, directors and their affiliates will have the ability to exercise significant influence over those matters.

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Number of Directors; Vacancies.  Our restated certificate of incorporation provides that the number of our directors can be set by the board of directors. Vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors then in office and not by the stockholders. These provisions will prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

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Classified Board.  Our board of directors is not currently classified. Our restated certificate of incorporation and restated bylaws provide that when the shares of our Class B common stock represent less than 10% of the combined number of our outstanding shares of Class A common stock and Class B common stock, our board of directors will be classified into three classes of directors, each of which will hold office for a three-year term. In addition, thereafter, directors may only be removed from the board of directors for cause. The existence of a classified board could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror.

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Stockholder Action; Special Meetings of Stockholders.  Our restated certificate of incorporation provides that stockholders are able to take action by written consent. When the shares of our Class B common stock no longer represent at least 10% of the combined number of our outstanding shares of Class A common stock and Class B common stock, our stockholders will no longer be able to take action by written consent, and will only be able to take action at annual or special meetings of our stockholders. Our restated bylaws further provide that so long as the shares of our Class B common stock represent at least 10% of the combined number of our outstanding shares of Class A common stock and Class B common stock, special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors or our chief executive officer and may also be called by stockholders holding shares that represent at least 50% of the combined voting power of our Class A common stock and Class B common stock. Thereafter, special meetings of our stockholders may only be called by a majority of our board of directors, the chairman of our board of directors or our chief executive officer.

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Advance Notice Requirements for Stockholder Proposals and Director Nominations.  Our restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at any meeting of stockholders. Our restated bylaws also specify certain requirements regarding the form and content of a stockholder's notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders.

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No Cumulative Voting.  The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation's certificate of incorporation provides otherwise. Our restated certificate of incorporation and restated bylaws do not provide for cumulative voting.

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Issuance of Undesignated Preferred Stock.  Our board of directors has the authority, without further action by the stockholders, to issue up to 100,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise.

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Amendments.  Amendments to our restated bylaws require the approval of a majority of the combined voting power of our Class A common stock and Class B common stock. When the outstanding shares of our class B common stock represent less than 10% of the total outstanding shares, certain amendments to our restated bylaws will require the approval of two-thirds of the voting power of our then-outstanding shares of common stock.

Listing
Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol "INOV."
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company.